Marrone Bio Innovations, Inc. Reports Third Quarter and First Nine Months 2019 Financial Results

Revenues Increased 46 Percent Year to Date to $22.7 Million;
Increased 28 Percent in Third Quarter 2019 to $7.0 Million

Gross Margins of 50+ Percent Achieved in Four Consecutive Quarters

DAVIS, Calif. – November 12, 2019 – Marrone Bio Innovations, Inc. (NASDAQ: MBII), an international leader in sustainable bioprotection and plant health solutions, has provided its financial results for the third quarter and first nine months ended September 30, 2019.

Selected Operating and Financial Highlights

$ in millions	Q3 2019	Q3 2018	% Increase (Decrease)		YTD 2019	YTD 2018	% Increase (Decrease)
Revenues	$7.0	$5.4	28%		$22.7	$15.5	46%
Gross Profit	$3.6	$2.6	37%		$12.4	$7.4	67%
Gross Margin	51.5%	48.3%	+320	bps	54.6%	47.9%	+670	bps
Operating Expenses	$13.4	$6.8	96%		$32.2	$21.6	49%
Net Loss	$(16.4)	$(4.5)	265%		$(27.0)	$(14.6)	85%
Adjusted EBITDA[1]	$(4.3)	$(3.3)	31%		$(10.7)	$(11.5)	(7%)
Cash Used in Operations	$(5.7)	$(1.9)	196%		$(16.4)	$(16.9)	(3%)

1)	Adjusted EBITDA is a non-GAAP financial measure and is described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

Third Quarter 2019 Financial Summary

o	Third quarter 2019 revenues rose 28 percent to $7.0 million driven by strengths in the company’s specialty crop and cultivated garden businesses. Key U.S. markets in the quarter included berries, grapes, tomatoes, rice, hops, and tree nuts and fruits. Additionally, the company saw increased sales in its cultivated garden business, including sales to hemp producers. The recent acquisitions of Pro Farm as well as the Jet-Ag® and Jet-Oxide® products also added modest sales in the last few weeks of the third quarter.

o	The 37 percent increase in the quarter in gross profit to $3.6 million was a function of a favorable mix of higher margin products. Gross margins reached 51.5 percent, and the company marked its fourth consecutive quarter of gross margins above 50 percent.

o	Operating expenses were $13.4 million in the third quarter of 2019, compared with operating expenses of $6.8 million in the third quarter of 2018. Acquisition-related expenses of $2.7 million and a litigation settlement and related expenses of $1.4 million contributed to the increased level of spending. Excluding these expenses, operating expenses and cash used in operations were only slightly higher than those in the third quarter of 2018, the remaining difference is a result of planned strategic investments in the company’s commercial organization and research and development (R&D) programs.

o	Net loss in the third quarter of 2019 was $16.4 million, as compared with a net loss of $4.5 million in third quarter of 2018. The increase in net loss was a result of higher operating expenses primarily attributed to $4.1 million in acquisition- and litigation-related expenses, as well as a $6.3 million non-cash charge related to the estimated fair value of a warrant exercise made under the Company’s new financing facility.

o	Adjusted EBITDA, a non-GAAP financial measure, totaled a $4.3 million loss in the third quarter of 2019, compared to a $3.3 million loss in the third quarter of 2018. Adjusted EBITDA is further described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

First Nine Months 2019 Financial Summary

o	Revenues for the first nine months of the year reached $22.7 million, compared with $15.5 million in sales in the same period of 2018. This 46 percent increase reflected a diversity of sales across row crops and specialty crops, and from seed treatments to foliar applications. The Venerate family of products was the largest contributor to the year to date sales growth.

o	Gross profit rose 67 percent to $12.4 million, and gross margins reached 54.6 percent for the year to date period. Strong sales growth through the first nine months of 2019, coupled with a favorable mix of higher margin products and manufacturing efficiencies contributed to the year to date margin improvement.

o	Operating expenses in the first nine months of 2019 were $32.2 million, compared with $21.6 million in the same year to date period in 2018. The largest components of the higher spending were expenses for recent acquisition activities of $3.7 million and for a litigation settlement and related expenses of $1.9 million. Ongoing strategic investments in the company’s commercial operations and R&D pipeline, plus associated employee-related expenses, made up the balance of the increase.

o	Net loss year to date was $27.0 million, compared with a net loss of $14.6 million in the first nine months of 2018. The increase in net loss reflected the higher level of operating expenses due to the previously described acquisition- activities and litigation related expenses in the third quarter, as well as the previously discussed non-cash charge due to the estimated fair value of a warrant exercise made under the Company’s new financing facility.

o	Adjusted EBITDA, a non-GAAP financial measure, totaled a $10.7 million loss in the first nine months of 2019, compared to a $11.5 million loss in the same year-ago period. Adjusted EBITDA is further described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

Novel Bioherbicide Research Results

Field tests conducted in 2019 using commercial rates for Marrone Bio’s novel bioherbicide demonstrated control of a target weed approaching that of a current post-emergent chemical herbicide. These positive results move the novel bioherbicide along to next the phase of research to ensure crop tolerance, test for additional weed control and aim to prove effective commercial use in growers’ integrated pest management systems. The company has received a U.S. patent covering claims related to the pre- and post-emergent herbicidal activity to control weeds, in addition to previously issued patents on the active ingredients’ bacteria and associated pesticidal compounds.

For further information on this announcement, please click here. https://investors.marronebio.com/press/

Third Quarter 2019 and Subsequent Operational Highlights

o	On Aug. 8, 2019, Marrone Bio announced that it had established a $36.6 million financing facility through a right to call the exercise of certain outstanding warrants at $1.00 per share. The company only expects to draw upon this facility as needed. Any resulting cash raised under this facility is anticipated to be sufficient to fund the current operating plan to a breakeven level.

o	On Sept. 11, 2019, the company announced it had acquired from Jet Harvest Solutions all rights and assets to the Jet-Ag and Jet-Oxide product lines, which is expected to be immediately accretive to net income. Jet-Ag and Jet-Oxide are broad-spectrum products used both for control of fungal and bacterial diseases and as disinfectants.

o	On Sept. 13, 2019, Marrone Bio closed the previously announced acquisition of Finland-based Pro Farm Technologies OY, adding proprietary nutrient and biostimulant technology and products for seed and foliar treatments to its portfolio. The acquisition is expected to be accretive to net income and cash flow from operations in 2020.

o	The company’s novel Bacillus biofungicide, marketed in the United States as Stargus® for specialty crops, was approved for use in Mexico by the Ministry of Health COFEPRIS. Stargus will be used in Mexico to control downy mildew, late blight and a range of other plant-related diseases in zucchini, squash, chayote, melon, cucumber, watermelon and potatoes.

o	Marrone Bio’s Regalia and Stargus biofungicides were approved by the U.S. Environmental Protection Agency for use on hemp plants. This is the first time that the EPA has allowed crop protection products for hemp, which became legal to grow under the 2018 Farm Bill.

Management Commentary

“The third quarter was significant on several fronts,” said Dr. Pam Marrone, Chief Executive Officer of Marrone Bio Innovations. “We continue to drive sales growth from our core business and are adding exciting new platforms with the acquisitions of the Jet-Ag and Jet-Oxide product lines as well as Pro Farm’s biostimulant and bionutrient business. Excluding acquisition-related costs and a litigation settlement in the third quarter, our operating expenses remain in line with our internal plans and previously discussed investments in our commercial function and R&D pipeline.”

“The investments in our R&D programs have proven fruitful, especially with our novel bioherbicide that has produced results that give us solid foundation to move this project forward. We are making the strategic choices and investments that we expect will deliver on the potential of Marrone Bio to address our growers’ bottom line and sustainability needs as well as our stakeholders’ expectations for accelerated growth.”

Conference Call and Webcast

Management will host an investor conference call today, November 12, 2019, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovations’ 2019 third quarter and first nine months financial results. The call will conclude with a Q&A from participants. To participate, please use the following information:

Q3 2019 Conference Call and Webcast

Date: Tuesday, November 12, 2019
Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)
U.S. Dial-in: 1-866-575-6539
International Dial-in: 1-323-794-2551
Conference ID: 8693394
Webcast: http://public.viavid.com/index.php?id=136977

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through December 12, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 8693394. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q3 2019 Webcast.

Use of Non-GAAP Financial Information

This earnings release discusses Adjusted EBITDA, which is not a financial measure as defined by generally accepted accounting principles in the United States (GAAP). This financial measure is presented as a supplemental measure of operating performance because we believe it can aid in, and enhance, the understanding of our financial results. In addition, we use Adjusted EBITDA as a measure internally for budgeting purposes. We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, and (6) from time to time, certain specific transaction-related costs and other non-cash charges related to debt and equity instruments.

Other companies may define or calculate this measure differently, limiting the usefulness as a comparative measure. Because of this limitation, this non-GAAP financial measure should not be considered in isolation or as a substitute for or superior to performance measures calculated in accordance with GAAP and should be read in conjunction with the financial statement tables.

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018
Net Loss	$(16,366)	$(4,483)	$(27,034)	$(14,610)
Taxes	-	-	-	-
Interest	355	300	1,014	2,210
Depreciation and amortization	524	444	1,427	1,427
Stock based compensation	739	437	1,903	1,310
Acquisition related costs	2,690	-	3,744	-
Litigation cost and settlement	1,405	-	1,914	-
Change in fair value of financial instruments	-	-	-	5,177
Loss on debt extinguishment, net	-	-	-	2,196
Gain on debt extinguishment, related party	-	-	-	(9,183)
Loss on modification of warrants	1,564	-	1,564	-
Loss on issuance of new warrants	4,751	-	4,751	-
Adjusted EBITDA	$(4,338)	$(3,302)	$(10,717)	$(11,473)

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® Jet-Oxide®, Jet-Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI’s Finland-based subsidiary Pro Farm® employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include the seed treatment and bionutrient/biostimulant products UBP-110®, Foramin®, LumiBio™, LumiBio Valta™, and LumiBio Kelta.™

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s future financial results, including the sufficiency of the warrant financing facility for the Company’s operations, benefits and synergies of recent acquisitions, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired Pro Farm, Jet-Ag and Jet-Oxide businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	SEPTEMBER 30,	DECEMBER 31,
	2019	2018
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$7,899	$18,221
Accounts receivable	7,346	2,720
Inventories, net	8,832	8,224
Prepaid expenses and other current assets	1,933	971
Total current assets	26,010	30,136
Property, plant and equipment, net	13,477	14,512
Right of use assets, net	4,722	—
Intangible assets, net	24,409	—
Goodwill	7,275	—
Restricted cash	1,560	1,560
Other assets	1,042	359
Total assets	$78,495	$46,567
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,807	$1,692
Accrued liabilities	15,126	6,871
Deferred revenue, current portion	441	438
Lease liability, current portion	862	—
Debt, current portion, net	6,590	2,318
Total current liabilities	24,826	11,319
Deferred revenue, less current portion	2,093	2,399
Lease liability, less current portion	4,177	-
Debt, less current portion, net	11,719	11,819
Debt due to related parties	7,300	7,300
Other liabilities	3,664	794
Total liabilities	53,779	33,631
Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 133,404 and 110,691 shares issued and outstanding as of September 30, 2019 and December 31, 2018	1	1
Additional paid in capital	335,223	296,409
Accumulated deficit (1)	(310,508)	(283,474)
Total stockholders’ equity	24,716	12,936
Total liabilities and stockholders’ equity	$78,495	$46,567

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018
Revenues:
Product	$6,859	$5,310	$22,342	$15,171
License	107	115	337	330
Total revenues	6,966	5,425	22,679	15,501
Cost of product revenues	3,381	2,803	10,298	8,075
Gross profit	3,585	2,622	12,381	7,426
Operating Expenses:
Research, development and patent	3,760	2,658	10,336	7,685
Selling, general and administrative	9,598	4,161	21,876	13,964
Total operating expenses	13,358	6,819	32,212	21,649
Loss from operations	(9,773)	(4,197)	(19,831)	(14,223)
Other income (expense):
Interest expense	(355)	(300)	(1,014)	(1,759)
Interest expense, related parties	—	—	—	(451)
Change in fair value of financial instruments	—	—	—	(5,177)
Loss on extinguishment of debt, net (1)	—	—	—	(2,196)
Gain on extinguishment of debt, related party (1)	—	—	—	9,183
Loss on modification of warrants	(1,564)	—	(1,564)	—
Loss on issuance of new warrants	(4,751)	—	(4,751)	—
Other income (expense), net	77	14	126	13
Total other income (expense), net	(6,593)	(286)	(7,203)	(387)
Net loss (1)	$(16,366)	$(4,483)	$(27,034)	$(14,610)
Basic and diluted net loss per common share:	$(0.14)	$(0.04)	$(0.24)	$(0.15)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	116,186	110,568	112,553	98,067

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018
Cash flows from operating activities
Net loss (1)	$(27,034)	$(14,610)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,427	1,427
Gain on disposal of equipment	(9)	—
Right of use assets amortization	602	—
Share-based compensation	1,903	1,310
Non-cash interest expense	213	807
Change in fair value of financial instruments	—	5,177
Loss on extinguishment of debt, net (1)	—	2,196
Gain on extinguishment of debt, related party, net (1)	—	(9,183)
Loss on modification of warrants	1,564	—
Loss on issuance of new warrants	4,751	—
Net changes in operating assets and liabilities:
Accounts receivable	(4,035)	713
Inventories	(175)	984
Prepaid Expenses and other assets	(813)	(359)
Deferred cost of product revenues	—	4
Accounts payable	(405)	(1,835)
Accrued and other liabilities	6,589	(1,794)
Accrued interest due to related parties	—	(1,614)
Lease Liability	(471)	—
Deferred revenue	(500)	(114)
Net cash used in operating activities	(16,393)	(16,891)
Cash flows from investing activities
Asset purchase	(544)	—
Business combination	(5,849)	—
Purchases of property, plant and equipment	(218)	(496)
Net cash used in investing activities	(6,611)	(496)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	—	34,485
Proceeds from issuance of debt	—	2,000
Proceeds from secured borrowings	24,005	15,402
Reductions in secured borrowings	(21,123)	(15,181)
Net settlement of options	—	(14)
Exercise of stock options	55	7
Proceeds from employee stock purchase plan	80	—
Exercise of warrants	10,000	98
Repayment of debt	(333)	(190)
Net cash provided by financing activities	12,684	36,607
Net (decrease) increase in cash and cash equivalents and restricted cash	(10,320)	19,297
Cash and cash equivalents and restricted cash, beginning of period	19,781	2,833
Cash and cash equivalents and restricted cash, end of period	$9,461	$22,130

Supplemental disclosure of cash flow information
Cash paid for interest	$794	$2,698
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$—	$30
Embedded derivative liability associated with bridge loan	$—	$573
Conversion of debt to equity	$—	$10,000
Conversion of bridge loan (convertible note) to equity	$—	$6,000
Conversion of debt, related party to equity	$—	$35,000
Conversion of accrued liabilities into equity associated with the granting of restricted stock units	$—	$205

1)	The above includes revised numbers for the nine months ended September 30, 2018 as disclosed in Note 16 to our accompanying Notes to Consolidated Financial Statements included in Part II-Item 8-“Financial Statements and Supplementary Data” of the Annual Report on Form 10-K filed on March 29, 2019.